Exhibit 99.1

Nova Vision Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

Singapore, August 9, 2022 /PRNewswire/ — Nova Vision Acquisition Corp. (NASDAQ: NOVV, the “Company”), a special purpose acquisition company, announced today that Nova Pulsar Holdings Limited, the Company’s initial public offering sponsor (“Sponsor”), has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $575,000 (representing approximately $0.10 per ordinary share issued at the Company’s initial public offering), in order to extend the period of time the Company has to complete a business combination for an additional three (3) months period, from August 10, 2022 to November 10, 2022. The Company issued a promissory note to Sponsor with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s units (with each unit consisting of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination) at a price of $10.00 per unit at the closing of a business combination by the Company. The purpose of the extension is to provide time for the Company to complete a business combination.

About Nova Vision Acquisition Corp.

Nova Vision Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Nova Vision Acquisition Corp. anticipates target companies that focus in the fintech, proptech, consumertech, and supply chain management industries or technology companies that serve these or other sectors.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Nova Vision Acquisition Corp.

Investor Relations

info@novavisionacquisition.com